NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

CORELOGIC REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS
Record Second Quarter Revenues, Operating Income and Net Income; Raising Financial Guidance and Share Repurchase Target for Full-Year 2016

•
Revenues up 30% to $500 million driven primarily by Valuation Solutions Group (VSG) launch, growth in insurance and spatial solutions, and share and pricing gains in Risk Management and Work Flow (RMW).

•
Operating income from continuing operations up 24% to $76 million fueled by higher revenue and expense productivity benefits offset partially by reinvestment in technology and compliance, severance and acquisition-related transaction and integration costs.

•	Net income from continuing operations up 22% to $40 million. Diluted EPS from continuing operations of $0.45, up from $0.36 in 2015. Adjusted EPS up 18% to $0.65 per share.

•	Adjusted EBITDA up 15% to $136 million or 27% of revenues.

•	Acquisition of FNC, Inc. (FNC) completed.

•	Company raises full-year 2016 financial guidance and increases repurchase target to 3 million shares.

Irvine, Calif., July 25, 2016 - CoreLogic (NYSE: CLGX), a leading global provider of property information, insight, analytics and data-enabled solutions, today reported financial results for the quarter ended June 30, 2016.

“CoreLogic delivered an outstanding second quarter and first-half operating performance. Revenues and profits grew at double-digit rates and we executed extremely well against our major operating imperatives including the VSG launch. We believe the VSG affords us with a unique value catalyst and an opportunity for strategic growth and leadership in a highly fragmented and challenged market space,” said Anand Nallathambi, President and Chief Executive Officer of CoreLogic. “We are entering the balance of 2016 with a clear pathway to accelerated growth as we deploy our unique data-driven solutions that, collectively, enable our current and future clients in the real estate ecosystem to more precisely underwrite and manage their risks and capitalize on opportunities as they arise.”

“Our strong first-half financial and operating performance and higher projected second-half unit volumes of U.S. originations allow us to raise our full year 2016 financial guidance ranges and lift our full year share repurchase target to 3 million shares,” added Frank Martell, Chief Operating Officer of CoreLogic. “Our relentless focus on profitable growth, operating scale and cost efficiency over the past 5 years has resulted in a durable business model that allows us to continue to invest in our products and solutions, technology leadership and operational improvements and, at the same time, aggressively return capital to our shareholders and effectively manage our debt balances.”

Second Quarter Financial Highlights

Second quarter revenues totaled $500 million compared with $386 million in the same 2015 period and $454 million in the first quarter of 2016. The year-over-year increase of 30% was driven primarily by VSG-related acquisitions, insurance and spatial solutions growth and higher risk management and underwriting solutions revenues which were offset partially by the impacts of reduced project-related revenues, the wind down of certain non-core product lines and unfavorable currency translation.  Property Intelligence (PI) segment revenues rose 72% to $277 million driven principally by the VSG as well as growth in insurance and spatial solutions and international operations.  RMW revenues totaled $226 million, largely in line with 2015 levels, as modestly higher U.S. mortgage volumes and the benefits of market share and pricing gains in tax, flood zone determination and credit services were offset by lower project related and tenant screening revenues and the ongoing wind down of certain non-core product lines.

Operating income from continuing operations totaled $76 million for the second quarter compared with $61 million for the same prior year period and $57 million for the first quarter of 2016. The 24% year-over-year increase in operating income was principally attributable to revenue gains and cost productivity benefits which more than offset VSG-related transaction and integration expenses, increased investments in cyber-security and compliance as well as severance and real estate consolidation costs which collectively totaled $15 million. Second quarter operating income margin was 15%, down approximately 63 basis points from the second quarter of 2015 reflecting the impact of the business mix associated with the launch of the VSG as well as transaction and integration costs, severance, real estate consolidation costs and investments in cyber-security and compliance mentioned previously.

Second quarter net income from continuing operations totaled $40 million compared with $33 million in the same 2015 period and $28 million for the first quarter of 2016. During the quarter, the operating upsides discussed previously were partially offset by higher tax provisions, VSG-related transaction and integration expenses as well as investments in cyber-security, compliance and cost reduction programs. Diluted EPS from continuing operations totaled $0.45 for the second quarter of 2016, up from $0.36 in the prior year reflecting the positive impacts of growth, cost reduction programs and share repurchases, which more than offset higher taxes as well as transaction, integration and severance costs and higher investments in cyber-security and compliance mentioned previously. Adjusted diluted EPS totaled $0.65, up 18% year-over-year.

Adjusted EBITDA totaled $136 million in the second quarter compared with $118 million in the same prior year period and $106 million for the first quarter of 2016. The 15% year-over-year increase in adjusted EBITDA was principally the result of revenue growth and benefits from expense management which were partially offset by VSG-related integration expenses, severance, real estate consolidation and investments in cyber-security and compliance which aggregated approximately $10 million. PI segment adjusted EBITDA totaled $71 million compared with $53 million in 2015 reflecting higher revenues and cost reduction program benefits which more than offset costs associated with the VSG launch and other programs mentioned above. RMW adjusted EBITDA was

$74 million, consistent with 2015 levels as the benefits of market volumes, pricing and market share gains in tax, credit and flood zone determination services were offset by lower project-related and tenant screening revenues as well as impact of the wind down of non-core product lines.

Liquidity and Capital Resources

On April 20, 2016, the Company completed the acquisition of FNC for $400 million in cash consideration, subject to certain closing adjustments, using a combination of cash on hand and available capacity on its revolving credit facility. Upon the completion of the acquisition of FNC, the Company’s outstanding debt totaled $1,738 million. Subsequent to the closing of the FNC transaction and prior to the end of the second quarter, the Company made voluntary and scheduled term loan and revolver principal payments of approximately $86 million. The Company also repurchased 800,000 of its common shares for $29 million.

At June 30, 2016, the Company had cash and equivalents of $72 million compared with $99 million at December 31, 2015. As of June 30, 2016, the Company had available capacity on its revolving credit facility of $160 million. Total debt as of June 30, 2016 was $1,653 million compared with $1,364 million as of December 31, 2015.

Net operating cash provided by continuing operations for the twelve months ended June 30, 2016 was $376 million. Free cash flow (FCF - defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets) for the twelve months ended June 30, 2016 totaled $290 million, which represented 65% of adjusted EBITDA.

On July 18, 2016, the Company amended and increased its senior secured credit facility by $525 million. Upon closing, the Company’s amended senior secured credit facility consisted of $1,333 million of outstanding term loans and a $550 million revolving credit facility. The Company utilized approximately $411 million of the $525 million proceeds to redeem all of its outstanding 7.25% Senior Notes due 2021 (103.625% of the principal amount outstanding plus accrued and unpaid interest and transaction-related fees). The Company utilized $110 million of the proceeds to reduce its outstanding revolving credit facility to approximately $280 million.

Financial Guidance and Assumptions
Based on actual first-half financial results and current estimates of second half 2016 U.S. mortgage origination unit volumes, CoreLogic has updated its 2016 financial guidance ranges as follows:

($ in millions except adjusted EPS)	Initial 2016 Guidance	Revised 2016 Guidance	Implied Growth 2016 Versus 2015 Actual
Revenue	$1,830 - $1,860	$1,890 - $1,920	24 - 26%
Adjusted EBITDA(1)	$465 - $485	$480 - $500	14 - 18%
Adjusted EPS(1)	$2.05 - $2.15	$2.20 - $2.30	16 - 21%

(1) Definition of adjusted results, as well as other non-GAAP financial measures used by management, is included in the Use of Non-GAAP Financial Measures section found at the end of the release. These non-GAAP measures should be considered as purely supplemental to GAAP measures and relevant reconciliations, where appropriate, of each non-GAAP to its nearest equivalent GAAP measure are also provided as part of the financial tables provided with this release.

Teleconference/Webcast

CoreLogic management will host a live webcast and conference call on Tuesday, July 26, 2016, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) to discuss these results. All interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com. Alternatively, participants may use the following dial-in numbers: 1-877-930-8098 for U.S./Canada callers or 253-336-8228 for international callers. The Conference ID for the call is 36217868.

Additional detail on the Company's second quarter results is included in the quarterly financial supplement, available on the Investor Relations page at http://investor.corelogic.com.

A replay of the webcast will be available on the CoreLogic investor website for 30 days and also through the conference call number 1-855-859-2056 for U.S./Canada participants or 404-537-3406 for international participants using Conference ID 36217868.

Media Contact: Alyson Austin, office phone: 949-214-1414, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

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About CoreLogic
CoreLogic (NYSE: CLGX) is a leading global property information, analytics and data-enabled solutions provider. The Company's combined data from public, contributory and proprietary sources includes over 4.5 billion records spanning more than 50 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, and the public sector. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed solutions. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in North America, Western Europe and Asia Pacific. For more information, please visit www.corelogic.com.

Safe Harbor / Forward Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's updated financial guidance and market expectations; investment and strategic growth plans, cost reductions, and productivity excellence; the Company's overall financial performance, and the Company's margin and cash flow profile. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as amended or updated by our Quarterly Reports on Form 10-Q. These additional risks and uncertainties include but are not limited to: limitations on access to or increase in prices for data from external sources, including government and public record sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; compromises in the security of our data, including the transmission of confidential information or systems interruptions; difficult conditions in the mortgage and consumer lending industries and the economy generally; our ability to protect proprietary rights; our cost reduction program, technology and growth strategies, including the launch of the VSG, and our ability to effectively and efficiently implement them; risks related to the outsourcing of services and international operations; our indebtedness and the restrictions in our various debt agreements; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; the inability to control the operations or dividend policies of our partially-owned affiliates; and impairments in our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
This press release contains certain non-GAAP financial measures which the Company believes are useful supplemental information to investors and management regarding the Company’s financial condition and results. Investors should consider these non-GAAP financial measures only in conjunction with the most directly comparable GAAP financial measures presented in this press release. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included in this press release. The Company is not able to provide a reconciliation of projected adjusted EBITDA or projected adjusted earnings per share, where provided, to expected results due to the unknown effect, timing and potential significance of special charges or gains.

Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, non-cash stock compensation, non-operating gains/losses and other adjustments plus pretax equity in earnings of affiliates. Adjusted net income is defined as income from continuing operations before equity earnings of affiliates, adjusted for non-cash stock compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments plus pretax equity in earnings of affiliates, tax affected at an assumed effective tax rate of 36% for 2016 and 35% for 2015. Adjusted EPS is derived by dividing adjusted net income by diluted weighted average shares. Free cash flow is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies.

(Additional Financial Data Follow)

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2016	2015	2016	2015
Operating revenues	$500,204	$386,013	$953,747	$750,784
Cost of services (excluding depreciation and amortization shown below)	264,731	189,743	510,110	375,286
Selling, general and administrative expenses	116,667	98,291	227,877	192,276
Depreciation and amortization	43,291	37,272	82,935	73,250
Total operating expenses	424,689	325,306	820,922	640,812
Operating income	75,515	60,707	132,825	109,972
Interest expense:
Interest income	557	882	1,186	2,340
Interest expense	18,401	17,480	32,681	31,315
Total interest expense, net	(17,844)	(16,598)	(31,495)	(28,975)
Gain/(loss) on investments and other, net	2,958	(1,356)	2,707	(1,047)
Income from continuing operations before equity in earnings of affiliates and income taxes	60,629	42,753	104,037	79,950
Provision for income taxes	20,283	14,156	36,062	25,622
Income from continuing operations before equity in earnings of affiliates	40,346	28,597	67,975	54,328
Equity in earnings/(losses) of affiliates, net of tax	78	4,667	(11)	8,434
Net income from continuing operations	40,424	33,264	67,964	62,762
Loss from discontinued operations, net of tax	(4)	(217)	(62)	(329)
Net income	40,420	33,047	67,902	62,433
Less: Net income attributable to noncontrolling interests	—	258	—	465
Net income attributable to CoreLogic	$40,420	$32,789	$67,902	$61,968
Amounts attributable to CoreLogic stockholders:
Net income from continuing operations	$40,424	$33,006	$67,964	$62,297
Loss from discontinued operations, net of tax	(4)	(217)	(62)	(329)
Net income attributable to CoreLogic	$40,420	$32,789	$67,902	$61,968
Basic income per share:
Net income from continuing operations	$0.46	$0.37	$0.77	$0.69
Loss from discontinued operations, net of tax	—	—	—	—
Net income attributable to CoreLogic	$0.46	$0.37	$0.77	$0.69
Diluted income per share:
Net income from continuing operations	$0.45	$0.36	$0.76	$0.68
Loss from discontinued operations, net of tax	—	—	—	—
Net income attributable to CoreLogic	$0.45	$0.36	$0.76	$0.68
Weighted-average common shares outstanding:
Basic	88,572	89,654	88,441	89,702
Diluted	89,968	90,963	89,947	91,038
Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except par value)	June 30,	December 31,
Assets	2016	2015
Current assets:
Cash and cash equivalents	$72,367	$99,090
Marketable securities	22,570	22,709
Accounts receivable (less allowance for doubtful accounts of $7,633 and $6,212 as of June 30, 2016 and December 31, 2015, respectively)	267,089	240,988
Prepaid expenses and other current assets	70,107	45,882
Income tax receivable	8,756	37,029
Deferred income tax assets, current	—	95,887
Assets of discontinued operations	681	681
Total current assets	441,570	542,266
Property and equipment, net	455,438	375,654
Goodwill, net	2,099,173	1,881,547
Other intangible assets, net	507,795	352,148
Capitalized data and database costs, net	330,762	327,841
Investment in affiliates, net	63,348	69,205
Deferred income tax assets, long-term	2,240	2,219
Restricted cash	11,009	10,926
Other assets	107,987	111,910
Total assets	$4,019,322	$3,673,716
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$175,461	$158,213
Accrued salaries and benefits	84,241	117,187
Deferred revenue, current	280,461	269,071
Mandatorily redeemable noncontrolling interests	—	18,981
Current portion of long-term debt	43,863	48,497
Liabilities of discontinued operations	2,506	2,527
Total current liabilities	586,532	614,476
Long-term debt, net of current	1,584,947	1,288,177
Deferred revenue, net of current	459,765	448,819
Deferred income tax liabilities, long term	101,881	107,249
Other liabilities	175,938	165,505
Total liabilities	2,909,063	2,624,226

Stockholders' equity:
Preferred stock, $0.00001 par value; 500 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00001 par value; 180,000 shares authorized; 88,293 and 88,228 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	1	1
Additional paid-in capital	542,101	551,206
Retained earnings	686,301	618,399
Accumulated other comprehensive loss	(118,144)	(120,116)
Total stockholders' equity	1,110,259	1,049,490
Total liabilities and equity	$4,019,322	$3,673,716

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	For the Six Months Ended
	June 30,
(in thousands)	2016	2015
Cash flows from operating activities:
Net income	$67,902	$62,433
Less: Loss from discontinued operations, net of tax	(62)	(329)
Net income from continuing operations	67,964	62,762
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	82,935	73,250
Amortization of debt issuance costs	2,966	3,428
Provision for bad debt and claim losses	6,927	5,754
Share-based compensation	19,318	18,539
Excess tax benefit related to stock options	(1,816)	(5,641)
Equity in losses/(earnings) of affiliates, net of taxes	11	(8,434)
Gain on sale of property and equipment	(16)	—
Loss on early extinguishment of debt	—	1,589
Deferred income tax	9,048	(1,113)
(Gain)/loss on investments and other, net	(2,707)	1,047
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(20,473)	(52,792)
Prepaid expenses and other current assets	(18,126)	(1,561)
Accounts payable and accrued expenses	(21,620)	(16,582)
Deferred revenue	22,147	46,724
Income taxes	27,461	(3,355)
Dividends received from investments in affiliates	6,921	16,488
Other assets and other liabilities	(7,612)	(6,976)
Net cash provided by operating activities - continuing operations	173,328	133,127
Net cash used in operating activities - discontinued operations	(84)	(7,372)
Total cash provided by operating activities	$173,244	$125,755
Cash flows from investing activities:
Purchase of subsidiary shares from and other decreases in noncontrolling interests	$(18,023)	$—
Purchases of property and equipment	(27,858)	(21,496)
Purchases of capitalized data and other intangible assets	(17,927)	(18,707)
Cash paid for acquisitions, net of cash acquired	(396,816)	—
Purchases of investments	(615)	(2,516)
Proceeds from sale of property and equipment	16	—
Change in restricted cash	(83)	654
Net cash used in investing activities - continuing operations	(461,306)	(42,065)
Net cash provided by investing activities - discontinued operations	—	—
Total cash used in investing activities	$(461,306)	$(42,065)
Cash flows from financing activities:
Proceeds from long-term debt	$390,000	$14,375
Debt issuance costs	—	(6,452)
Repayment of long-term debt	(101,665)	(36,078)
Proceeds from issuance of shares in connection with share-based compensation	9,801	18,109
Tax withholdings related to net share settlements	(9,098)	(12,742)
Shares repurchased and retired	(29,126)	(58,720)
Excess tax benefit related to stock options	1,816	5,641
Net cash provided by/(used in) financing activities - continuing operations	261,728	(75,867)
Net cash provided by financing activities - discontinued operations	—	—
Total cash provided by/(used in) financing activities	$261,728	$(75,867)
Effect of exchange rate on cash	(389)	1,132
Net change in cash and cash equivalents	(26,723)	8,955
Cash and cash equivalents at beginning of period	99,090	104,677
Less: Change in cash and cash equivalents - discontinued operations	(84)	(7,372)
Plus: Cash swept to discontinued operations	(84)	(7,876)
Cash and cash equivalents at end of period	$72,367	$113,128

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EBITDA
UNAUDITED

	For the Three Months Ended June 30, 2016
(in thousands)	PI	RMW	Corporate	Elim	CoreLogic
Net income/(loss) from continuing operations	$33,111	$66,322	$(59,009)	$—	$40,424
Income taxes	—	—	20,571	—	20,571
Depreciation & amortization	32,373	6,614	4,304	—	43,291
Interest expense	618	—	17,226	—	17,844
Stock-based compensation	3,073	1,386	5,316	—	9,775
Non-operating gains	(1,100)	—	(1,331)	—	(2,431)
Efficiency investments	—	—	383	—	383
Transaction costs	1,914	—	3,232	—	5,146
Amortization of acquired intangibles included in equity in earnings of affiliates	723	—	—	—	723
Adjusted EBITDA	$70,712	$74,322	$(9,308)	$—	$135,726

	For the Three Months Ended June 30, 2015
(in thousands)	PI	RMW	Corporate	Elim	CoreLogic
Net income/(loss) from continuing operations	$24,570	$64,930	$(56,236)	$—	$33,264
Income taxes	—	—	17,253	—	17,253
Depreciation & amortization	24,365	8,003	4,904	—	37,272
Interest expense	96	4	16,498	—	16,598
Stock-based compensation	2,785	1,340	5,682	—	9,807
Non-operating losses	—	—	1,590	—	1,590
Efficiency investments	—	—	350	—	350
Transaction costs	1,440	—	258	—	1,698
Adjusted EBITDA	$53,256	$74,277	$(9,701)	$—	$117,832

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EPS
UNAUDITED

	For the Three Months Ended June 30,
	2016	2015
Net income from continuing operations	$0.45	$0.37
Stock-based compensation	0.11	0.11
Non-operating (gains)/losses	(0.03)	0.02
Transaction costs	0.06	0.02
Depreciation and amortization of acquired software and intangibles	0.18	0.14
Amortization of acquired intangibles included in equity in earnings of affiliates	0.01	—
Income tax effect on adjustments	(0.13)	(0.11)
Adjusted EPS	$0.65	$0.55

CORELOGIC, INC.
RECONCILIATION TO FREE CASH FLOW
UNAUDITED

(in thousands)	For the Twelve Months Ended June 30, 2016
Net cash provided by operating activities - continuing operations	$376,350
Purchases of property and equipment	(50,511)
Purchases of capitalized data and other intangible assets	(35,629)
Free Cash Flow	$290,210